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Exhibit 21.1

FIRST CONSULTING GROUP, INC.
LEGAL ENTITIES
as of February 2003

        First Consulting Group and its subsidiaries provide consulting, integration and management services to healthcare, pharmaceutical and other life sciences organizations in North America, Europe and Japan.

#	Name	Number of Shareholders	Purpose	Place of Incorporation
1.	First Consulting Group, Inc.	Public	Holding	Delaware
2.	FCG Management Holdings, Inc.	1	Holding	Delaware
3.	FCG Management Services, LLC	3	Operations	Delaware
4.	Scottsdale Informatics Institute, Inc.	1	Dormant	Delaware
5.	FCG CSI, Inc.	1	Operations	Delaware
6.	FCG Investment Company, Inc.	1	Intangible Holdings	Delaware
7.	FCG Ventures, Inc.	1	Investment Holdings	Delaware
8.	First Consulting Group GmbH	1	Operations	Germany
9.	First Consulting Group (Ireland) Limited	1	Operations	Ireland
10.	First Consulting Group, B.V.	1	Holding	Netherlands
11.	First Consulting Group (UK) Limited	1	Operations	United Kingdom (Company #2200831)
12.	First Consulting Group Limited	1	Dormant	United Kingdom (Company #3417859)
13.	Pareto Consulting Limited	1	Dormant	United Kingdom
14.	First Consulting Group Company	1	Operations	Canada
15.	Doghouse Enterprises, Inc.	1	Dormant	Delaware
16.	FCG Infrastructure Services, Inc.	6	Operations	Tennessee
17.	Paragon Solutions, Inc.	1	Operations	Delaware
18.	HPA Acquisition Corporation	1	Asset Holdings	Delaware

Note:	Ownership of FCG Management Services, LLC is as follows: 80.1% owned by FCG Management Holdings, 15% by The New York and Presbyterian Hospital and 4.9% by The University of Pennsylvania Health System.
Note:
	Formerly Codigent Solutions Group, Inc. Ownership is as follows: 52.35% owned by First Consulting Group, Inc., 24.95% owned by Tim Unger, 9.52% owned by Tony Stanley, 8.01% owned by Kenny Hilpp, 3.74% owned by Rob Druessi and 1.43% owned by Darrel Lapierre. All of the minority shareholders are employees of FCG Infrastructure Services, Inc.

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FIRST CONSULTING GROUP, INC. LEGAL ENTITIES as of February 2003